EXHIBIT 10.4

AGREEMENT
This Agreement (“Agreement”), dated July 30, 2014 is made and entered into by and between Charles R. Cox (the “Employee”) and Furmanite Corporation (the “Company”):
WHEREAS, Employee has tendered his resignation as Chairman of the Board, and has indicated his intent to resign as Chief Executive Officer of the Company effective December 31, 2014 (the “Separation Date”).
WHEREAS, Employee and the Company (the “Parties”) wish to terminate the employment relationship between them on the terms set forth in this Agreement;
WHEREAS, the Company wishes to retain Employee as an employee to the Company on the terms set forth in this Agreement;
WHEREAS, the Parties wish to mutually release each other from certain claims on the terms set forth in this Agreement;
WHEREAS, both Parties have read and understand the terms and provisions of this Agreement and desire and intend to be bound by the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement and other valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
1. Amendment of Prior Agreements. This Agreement is intended to amend multiple agreements with Employee including the 2012 Long Term Equity Reward agreement, the 2013 Long Term Equity Reward agreement, the 2014 Long Term Incentive award, the 2014 Incentive Compensation Plan agreement, and other previous equity and option grants to Employee to the extent noted herein. In the event of conflict with such other agreements this Agreement shall govern.
2. Release and Waiver Agreement. The Parties acknowledge and understand that this Agreement is a release and waiver contract and that this document is legally binding. Each Party understands that by signing this Agreement, he or it has read and understood each provision and is agreeing to all of the provisions set forth in this Agreement.
3. Cessation Of Employment. Employee’s retirement was approved by Company to be effective December 31, 2014 and at such time Employee will resign from all positions as an officer, and manager that he held with the Company and any subsidiary or affiliate of the Company, including but not limited to his positions as Chief Executive Officer of the Company.
4. Compensation. In exchange for the promises and covenants of Employee contained in this Agreement and subject to the provisions contained in this Agreement, as compensation, the Company covenants and agrees to:
(a) Options. On the Separation Date, the Company shall (i) accelerate the vesting of all outstanding unvested stock options previously granted by the Company to Employee (the “Unvested Options”) with such accelerated vesting to be effective on the Separation Date, (ii) extend the period of exercisability of the following stock options previously granted by the Company to Employee to the earlier of December 31, 2015 or 1 year from the Separation Date:

Grant Date	Exercise Price per Share ($)	Number of Options

3/10/2010	3.85	100,000
6/28/2012	4.63	34,195
5/09/2013	6.89	29,198
5/13/2014	10.85	21,830

		185,223

The Parties acknowledge that Employee also has the following vested options outstanding that were granted to Employee in his role as a director prior to his appointment to CEO. The Parties acknowledge that Employee will have until August 18, 2015 to exercise these options:

Grant Date	Exercise Price per Share ($)	Options
8/19/2005	2.38	20,000

However, in no event will Employee be permitted to exercise the Unvested Options before the expiration of seven days after Employee signs this Agreement without revocation (the “Effective Date”).
The Parties agree the stock option tables above represent a complete and accurate listing of all the Employee’s outstanding stock options and that no other stock options are or will be subject to this Agreement.
(b) Restricted Stock Units. On or before the Separation Date, the Company shall accelerate the vesting of all outstanding unvested restricted stock unit awards previously granted by the Company to Employee so that effective on the Separation Date all substantial risk of forfeiture restrictions applicable to the restricted stock unit awards shall lapse and Employee shall be entitled to receive shares of the Company’s common stock related to the restricted stock unit awards as follows:

Grant Date	Restricted Stock Units
6/14/2011	10,054
3/2/2012	8,345
6/28/2012	8,261
5/9/2013	25,907
5/13/2014	25,070
77,637

The Parties agree that the restricted stock units table above represents a complete and accurate listing of all the Employee’s outstanding unvested restricted stock units and that no other restricted stock units are or will be subject to this Agreement.
(c) Deferred Compensation. The Company shall pay Employee $820,000 in accordance with Exhibit A commencing six months from the Separation Date.
(d) ICP. Employee is a participant in the Company’s 2014 Incentive Compensation Plan (“ICP Plan”) and has a target award of $288,000, subject to the terms and conditions of the ICP Plan. Provided the performance measures are achieved and in accordance with the terms and conditions of the ICP Plan, Employee shall be entitled to compensation earned under and as provided by the ICP Plan, even though Employee will not have continued employment through the payment date of the award as required under the terms of the ICP Plan. Any compensation earned under this section 4(d) is to be paid to Employee on or before March 15, 2015. To the extent the Separation Date occurs prior to December 31, 2014, Employee’s compensation under the ICP shall be prorated. In such event, the award shall be calculated by taking Employee’s actual days of service for the 2014 calendar year divided by 365 multiplied by Employee’s award earned under the ICP Plan.
(e) Vacation. The Company shall pay Employee for all earned but unused vacation he is entitled to as of the Separation Date, to be paid to him within fourteen (14) business days after the Separation Date.
The Company’s payment of the compensation described in clauses (a), (b), (c), (d) and (e) of this Section 4 is subject to applicable federal, state and local taxes and withholding. Employee shall have no right to any further payments or benefits, however calculated or paid, including bonuses, commissions, or incentive compensation.
5. Consultation With Attorney, Review Period and Revocation Period. (a) Employee is advised, and acknowledges that he has been advised, to consult with an attorney before executing this Agreement concerning the meaning, import, and legal significance of this Agreement. Employee acknowledges that he has read this Agreement, as signified by his signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration expressed in this Agreement.
(b) Employee acknowledges that he has been provided with a period of at least 21 days within which to consider, review, and reflect on the terms of this Agreement. In the event that he executes this Agreement prior to the expiration of the 21-day period, he hereby waives the balance of said period.
(c) Employee has seven days in which he may revoke this Agreement after he signs it. This Agreement shall not be effective until the expiration of seven days after Employee signs it without revocation. Any amounts payable under this Agreement shall be paid no sooner than the expiration of seven days after Employee signs it. Any revocation of this Agreement must be delivered to the Company, Attention: Legal, at 10370 Richmond Ave. Suite 600, Houston, Texas 77042, before the expiration of seven days after Employee signs this Agreement.
6. Releases. In exchange for the promises and covenants contained in this Agreement, the Parties covenant and agree as follows:

(a) Release and Waiver by Employee. For and in consideration of the compensation described in Section 4, as well as the covenants and promises contained in this Agreement, the receipt and sufficiency of which are acknowledged, Employee on behalf of himself and his family, assigns, representatives, agents, heirs and attorney, if any, fully, finally, and forever releases, acquits and discharges the Company, along with its former and present parents, subsidiaries, and affiliates, and its and their respective predecessors, successors and assigns, if any, as well as its and their respective former and present officers, administrators, directors, shareholders, general or limited partners, representatives, agents, employees and attorneys, if any, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, liabilities, obligations and causes of action of whatever kind or character, whether known or unknown, that Employee or anyone on his behalf or for his benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorney’s fees and liability or other detriment, if any, whatsoever and whenever incurred or suffered by Employee arising out of, relating to, or in connection with any transaction, occurrence or omission that transpired before the execution of this Agreement, including, without limitation:
(i) any claim under federal, state, or local law that provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991. as amended, 42 U.S.C. § 198; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Texas Labor Code § 21.001, et seq.; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law; and (ii) except as set forth in Section 4. Compensation claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, intentional infliction of emotional distress, or any other contract, tort, or statutory claim; provided that nothing in this Agreement shall be construed as a release by Employee of any (i) salary earned through the Separation Date, (ii) outstanding expense reimbursement claims as of the Separation Date in accordance with the Company’s policies, (iii) rights under the Company’s 401(k) Plan earned through the Separation Date, (iv) rights under the Company’s medical and dental insurance plan to which Employee is entitled through the Separation Date, (v) rights of Employee to indemnification and advance of expenses pursuant to the Company’s bylaws and pursuant to the indemnification assurance agreement between the Parties (the “Indemnification Documents”), (vi) rights of the Employee under any insurance policies maintained by the Company and (vii) rights of Employee under this Agreement;

Employee covenants and agrees that he will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any claim covered by the release contained in this Agreement. Employee further agrees to indemnify the Company and all other Released Parties for (i) any additional sum of money that any of them may be compelled to pay Employee as a result of a claim covered by this release, and (ii) any of the associated legal fees, costs and expenses of the Company or any other Released Party on account of Employee bringing or allowing to be brought on his behalf any legal action based directly or indirectly on the claims covered by the release. For and in consideration of the compensation described in Section 4, as well as the covenants and promises contained in this Agreement, Employee agrees to execute and deliver to Company the Post Separation Waiver included below within 7 days of the Separation Date.

(b) Release and Waiver by the Company. The Company covenants and agrees that it will not initiate, or cause to be initiated, any action or cause of action against Employee asserting a claim associated with Employee’s duties and responsibilities as an employee of the Company, if acting within the scope of his employment and not illegally. The Company further agrees to indemnify Employee for any sum of money that Employee may be compelled to pay, together with associated legal fees, costs and expenses, as a result of any action or claim brought by the Company or any Released Party that the Company has agreed not to initiate pursuant to the immediately preceding sentence. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a release by the Company of any (i) rights of the Company under the Furmanite Corporation Proprietary Information, Inventions and Non-Solicitation Agreement between Employee and the Company (the “Proprietary Information Agreement”) and (ii) rights of the Company under this Agreement. The Company shall pay Employee the indemnification and reimbursement amounts described in this Section 6(b) within ten business days after the delivery of Employee’s written request for the payment accompanied by such evidence of costs and expenses as the Company may reasonably require. The parties intend and agree that such ten business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall pay Employee the indemnification and reimbursement amount described in this Section 6(b) by the last day of the Employee’s taxable year following the taxable year in which Employee incurred such costs and expenses. The costs and expenses that are subject to reimbursement pursuant to this Section 6(b) shall not be limited as a result of when the costs and expenses are incurred. The amount of costs and expenses eligible for reimbursement pursuant to this Section 6(b) during a given taxable year of Employee shall not affect the amount of costs and expenses eligible for reimbursement in any other taxable year of Employee. The right to reimbursement pursuant to this Section 6(b) is not subject to liquidation or exchange for another benefit.

(c) The Parties acknowledge and agree that although Section 6(b) prohibits Employee from filing a lawsuit concerning claims covered by the release, it does not prohibit Employee from lodging a complaint with or participating in a proceeding before any governmental agency or challenging whether this Agreement was entered into on a knowing and voluntary basis.

(d) Employee acknowledges and agrees that the payment of monies under this Agreement includes monies to which Employee was not previously otherwise entitled and, further, that the payment of monies under this Agreement constitutes fair and adequate consideration for the execution of this Agreement.

7. Nondisparagement; Cooperation. Each Party agrees to refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other. Such conduct shall include, but not be limited to, any negative statements made verbally or in writing by Employee about the Company or any of the Released Parties, or by the Company or any of the Released Parties about Employee. Employee agrees to cooperate with the Company and its advisors in connection with business matters in which the Employee was involved or any claims, investigations, administrative proceedings or lawsuits which relate to his employment with the Company and of which the Employee has knowledge. Any request for cooperation will be upon reasonable advance notice. The Company shall pay Employee’s reasonable out of pocket expenses in connection with such cooperation.

8. Property and Confidential Information. (a) Employee acknowledges that the Company has furnished, and may continue to furnish, him with information (the “Confidential Information”) that is secret, non-public or otherwise confidential, including without limitation: the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret, or proprietary character, and which was either developed by the Company, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing the Company’s customers; claims or potential claims by or against the Company or any other Released Party, strategies and future plans, and corporate governance matters. In consideration of receiving and retaining payments or benefits under this Agreement, Employee shall not disclose to anyone, including without limitation, any person, firm, corporation or other entity, or publish, or use for any purpose, any Confidential Information, except as explicitly authorized in writing by the Company. Employee agrees that if it appears that Employee will be compelled by law or judicial process to disclose any Confidential Information to avoid potential liability, Employee will notify the Company in writing immediately upon Employee’s receipt of a subpoena or other legal process and will cooperate with the Company to minimize publication of the subject Confidential Information. The agreements contained in the foregoing two sentences shall terminate on the third anniversary of the Effective Date.

(b) Notwithstanding the provisions of Section 8(a), Employee is authorized to use the Confidential Information as necessary for the performance of services for the Company. Employee will promptly return to the Company all originals and copies of all documents and information in any form relating to the business of the Company or any of the other Released Parties by the earlier of the Separation Date or December 31, 2014.

9. Choice Of Law And Venue. The Parties agree that the Agreement shall be performed in Harris County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be in Harris County, Texas.

10. Change In Control Agreement. The parties acknowledge a separate Change In Control Agreement with Employee dated May 27, 2014 (the “Change In Control Agreement”). To the extent compensation is received by Employee under the Change In Control Agreement, Employee shall not be entitled to any of the Deferred Compensation listed in 4(c), above.

11. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes all prior understandings and agreements, if any, among or between the Parties with respect to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter of this Agreement between the Parties that are not fully expressed or incorporated by reference in this Agreement. Notwithstanding the foregoing two sentences of this Section 9, any existing agreements between Employee and the Company or any of its subsidiaries or affiliates with respect to proprietary information, inventions, non-competition or non-solicitation, including without limitation the Proprietary Information Agreement, shall remain in full force and effect.

12. Continuity of Employment. For and in consideration of the compensation described in Section 4, as well as the covenants and promises contained in this Agreement, Employee agrees to continue his employment with Company through December 31, 2014. In the event Employee is determined, by the sole and exclusive judgment of the Board of Directors, to be unable to adequately perform his duties, for reasons beyond his reasonable control, prior to December 31, 2014, the Separation Date shall be deemed to be the date when such determination is made and Employee shall still be entitled to the compensation described in Section 4 contained herein.
13. Amendments. Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party. This Agreement cannot be changed or terminated orally, but may be changed only through a written document executed by both Parties.

14. Severability. If any term of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

15. Binding Effect. This Agreement and the terms, covenants, conditions, provision , obligations, undertakings, rights and benefits of this Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, Employees, principals, partners, whether limited or general, and assigns, if any. In the event of Employee’s death, prior to the Separation Date, Employee’s Separation Date shall be deemed the date of death, and the compensation contained in section 4 shall be payable to Employee’s estate in accordance with the payment terms in section 4. Each of the Parties represents and warrants that he or it has the authority to act on his or its behalf and to bind him or it to this Agreement.

16. Disputes Relating to Agreement. If any action at law or in equity, including without limitation an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in the action shall recover from the adverse party his or its actual damages and reasonable costs and expenses, including without limitation reasonable attorneys’ fees incurred in connection with the action. In the event of the violation or threatened violation of any of the covenants or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining the violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

FURMANITE CORPORATION

By:	/s/ Joseph E. Milliron

Name:	Joseph E. Milliron
Date:	July 30, 2014
Title:	President & COO

EMPLOYEE, CHARLES R. COX

/s/ Charles R. Cox

Date:	July 30, 2014

POST SEPARATION WAIVER

For and in consideration of the compensation described in Section 4 of the Agreement attached, Charles R. Cox (“Employee”) affirms the language indicated in Section 6(a), above for all matters through the date listed below.

EMPLOYEE, CHARLES R. COX

Date:	(must be dated after Employee’s separation)

Exhibit A
The following payment schedule sets forth the payments to be made in accordance with Section 4(c) of the agreement between Charles R. Cox and Furmanite Corporation dated July 30, 2014 (“Agreement”).
As noted in Section 4 of the Agreement, the payments below are subject to applicable federal, state and local taxes and withholding.

July 2, 2015	$ 136,666.67	October 7, 2016	$ 10,512.82
July 17, 2015	10,512.82	October 21, 2016	10,512.82
July 31, 2015	10,512.82	November 4, 2016	10,512.82
August 14, 2015	10,512.82	November 18, 2016	10,512.82
August 28, 2015	10,512.82	December 2, 2016	10,512.82
September 11, 2015	10,512.82	December 16, 2016	10,512.82
September 25, 2015	10,512.82	December 30, 2016	10,512.82
October 9, 2015	10,512.82	January 13, 2017	10,512.82
October 23, 2015	10,512.82	January 27, 2017	10,512.82
November 6, 2015	10,512.82	February 10, 2017	10,512.82
November 20, 2015	10,512.82	February 24, 2017	10,512.82
December 4, 2015	10,512.82	March 10, 2017	10,512.82
December 18, 2015	10,512.82	March 24, 2017	10,512.82
December 31, 2015	10,512.82	April 7, 2017	10,512.82
January 15, 2016	10,512.82	April 21, 2017	10,512.82
January 29, 2016	10,512.82	May 5, 2017	10,512.82
February 12, 2016	10,512.82	May 19, 2017	10,512.82
February 26, 2016	10,512.82	June 2, 2017	10,512.82
March 11, 2016	10,512.82	June 16, 2017	10,512.82
March 24, 2016	10,512.82	June 30, 2017	10,512.82
April 8, 2016	10,512.82	July 14, 2017	10,512.82
April 22, 2016	10,512.82	July 28, 2017	10,512.82
May 6, 2016	10,512.82	August 11, 2017	10,512.82
May 20, 2016	10,512.82	August 25, 2017	10,512.82
June 3, 2016	10,512.82	September 8, 2017	10,512.82
June 17, 2016	10,512.82	September 22, 2017	10,512.82
July 1, 2016	10,512.82	October 6, 2017	10,512.82
July 15, 2016	10,512.82	October 20, 2017	10,512.82
July 29, 2016	10,512.82	November 3, 2017	10,512.82
August 12, 2016	10,512.82	November 17, 2017	10,512.82
August 26, 2016	10,512.82	December 1, 2017	10,512.83
September 9, 2016	10,512.82	December 15, 2017	10,512.83
September 23, 2016	10,512.82	December 29, 2017	10,512.83

		Total	$ 820,000.00